Exhibit 10.117

Kaufvertrag über KG-Anteile/

Purchase Agreement for shares of a German Limited Partnership (Kommanditgesellschaft)

between/zwischen

1. Meade Instruments Europe Corp., Irvine, California, 6001 Oak Canyon, Irvine, California 92618, USA “Seller”	1. Meade Instruments Europe Corp., Irvine, Kalifornien, 6001 Oak Canyon, Irvine, Kalifornien 92618, USA “Verkäuferin”
2. Bresser GmbH, Gutenbergstr. 2, 46414 Rhede, “Buyer”	2. Bresser GmbH, Gutenbergstr. 2, 46414 Rhede, “Käufer”
3. Meade Instruments Europe GmbH & Co. KG, Gutenbergstr. 2, 46414 Rhede - “Meade KG” -	3. Meade Instruments Europe GmbH & Co. KG, Gutenbergstr. 2, 46414 Rhede - “Meade KG” -
4. Helmut Ebbert, with business address at Gutenbergstraße 2, 46414 Rhede	4. Helmut Ebbert, geschäftsansässig Gutenbergstraße 2, 46414 Rhede
5. Meade Instruments Corp., Irvine, California, 6001 Oak Canyon, Irvine, California 92618, USA, “Meade Corp.”	5. Meade Instruments Corp, Irvine, Kalifornien, 6001 Oak Canyon, Irvine, Kalifornien 92618, USA “Meade Corp.”
6. Meade Instruments Verwaltungs GmbH, Gutenbergstr. 2, 46414 Rhede “Meade GmbH”.	6. Meade Instruments Verwaltungs GmbH, Gutenbergstr. 2, 46414 Rhede “Meade GmbH”.
Preamble	Präambel

A.           Seller is the sole Limited Partner of Meade KG, a German Limited Partnership, which is registered in the Commercial Register of the Municipal Court (Amtsgericht) in Coesfeld under HRA 3449 .  Seller has a fully-paid share capital as a limited Partner (Kommanditanteil) of Euro 2.500.000. The share of the Seller in the amount of 1 Million DM was increased by a resolution of the partners dated July 16, 2008 to this amount but the resolution has not yet been recorded with the trade register.

A.           Die Verkäuferin ist die alleinige Kommanditistin der Meade KG, einer deutschen Kommanditgesellschaft, die im Handelsregister des Amtsgerichts Coesfeld unter HRA 3449 eingetragen ist.  Die Verkäuferin hat einen voll eingezahlten Kommanditanteil in Höhe von Euro 2.500.000,-. Der Kommanditanteil der Verkäuferin in Höhe von 1 Mio. DM wurde durch Gesellschafterbeschluss vom 16. Juli 2008 auf 2.500.000,- Euro erhöht; der Beschluss wurde jedoch noch nicht im Handelsregister eingetragen.

B. The Seller wishes to sell all of its shares in Meade KG (the “Shares”). The Buyer wishes to acquire the Shares.	B. Die Verkäuferin möchte alle ihre Kommanditanteile an der Meade KG (“Anteile”) verkaufen. Der Käufer möchte diese Anteile erwerben.

1. Sale and Transfer of the Shares

1.1           The Seller hereby sells and transfers to the Buyer, who accepts such sale and transfer, the Shares in Meade KG having a nominal value of Euro 2,500,000.  The sale of the Shares includes the right to receive any dividends which have not been distributed prior to the date of this Agreement.

1. Verkauf und Übertragung der Anteile

1.1           Die Verkäuferin verkauft und überträgt hiermit ihre Anteile an der Meade KG im Nominalwert von Euro 2.500.000,— an den Käufer.  Der Käufer nimmt hiermit den Verkauf und die Abtretung an.  Der Verkauf der Anteile beinhaltet das Recht zum Bezug aller Gewinnausschüttungen, die vor dem Datum dieser Vereinbarung nicht ausgeschüttet wurden.

1.2           The effective date for the transfer of the Shares is the date on which this Agreement is executed (the “Transfer Date”) provided that the purchase price as set forth in Sec. 2 of this Agreement has been fully paid.

1.2 Der Stichtag für die Übertragung der Anteile ist, vollständige Kaufpreiszahlung gemäß Ziffer 2 dieses Vertrages vorausgesetzt, der Tag der Unterzeichnung dieser Vereinbarung (“Stichtag”).

1.3           To the extent that the Seller has claims against Meade KG, especially resulting from shareholders loans, all such claims are also sold and transferred.  The consideration for these claims is covered by the purchase price for the Shares.

1.3           Soweit die Verkäuferin Ansprüche gegen die Meade KG insbesondere aus Gesellschafterdarlehen hat, werden sämtliche Forderungen mitverkauft und übertragen.  Das Entgelt ist durch den Kaufpreis für die Anteile abgegolten.

1.4           To the extent that Meade KG has other claims than from this Agreement and/or the other agreements concluded in the context of this Agreement against the Seller or Meade Corp., all such claims are hereby agreed to be waived. Orders and purchase agreements for delivery of goods and credit from purchases, in particular, the certain credit memorandum No. 886240 dated January 14, 2009 under which Meade Corp. owes Meade KG USD 58,985.34, are excluded from this waiver.

1.4.          Sollten andere Ansprüche der Meade KG als solche aus dieser Vereinbarung und/oder den anderen Vereinbarungen, die im Zusammenhang mit dieser Vereinbarung geschlossen wurden, gegen die Verkäuferin oder Meade Corp. bestehen, werden diese hiermit erlassen. Aufträge und kaufvertragliche Ansprüche sowie Gutschriften aus Kaufverträgen, insbesondere die spezielle Gutschrift Nr. 886240 vom 14. Januar 2009, wonach Meade Corp. der Meade KG einen Betrag von USD 58.985,34 schuldet, sind hiervon ausgenommen.

1.5           Buyer shall not take any actions in terms of Sec. 172 para. 4 German Commercial Code. In the case that any liability of Seller with regard to Meade KG’s debt will be renewed by any action in terms of Sec. 172 para. 4 German Commercial Code taken by the Buyer or its legal successors, Buyer shall indemnify Seller with regard to such liabilities upon first request.

1.5           Der Käufer verpflichtet sich, keine Maßnahmen nach § 172 Abs. (4) HGB durchzuführen. Sollte die persönliche Haftung der Verkäuferin für Verbindlichkeiten der Meade KG aufgrund von Maßnahmen im Sinne von § 172 Abs. (4) HGB wieder aufleben, die nach dem Stichtag vom Käufer oder seinen Rechtsnachfolgern vorgenommen werden, stellt der Käufer die Verkäuferin von dieser Haftung auf erstes Anfordern der Verkäuferin frei.

2. Purchase Price 2.1 The Buyer pays as purchase price for the Shares an amount of Euro 9,344,000,- (in words: Euro nine million and three hundred forty-four thousand) (hereinafter “Purchase Price”).	2. Kaufpreis 2.1 Der Käufer bezahlt für die Anteile einen Kaufpreis von Euro 9.344.000,- (in Worten: Euro neun Millionen und dreihundert vierundvierzigtausend) (nachfolgend “Kaufpreis”).

2.2           On 28 January 2009, the Buyer will pay to the Seller the amount of the Purchase Price via wire transfer to the following account:

Bank:  Bank of America

ABA Number:  121000358

Beneficiary: Meade Instruments Corp.

Account Number:  1458927067

Branch Address:  675 Anton Blvd., 2nd Floor , Costa Mesa, CA 92626, USA

Bank Swift Number:   BOFAUS3N (if wire is from outside U.S.)

2.2           Der Käufer wird der Verkäuferin zum 28. Januar 2009 den Kaufpreis per Blitzüberweisung auf folgendes Konto überweisen:

Bank:  Bank of America

ABA Nummer:  121000358

Empfänger: Meade Instruments Corp.

Konto Nummer:  1458927067

Niederlassungs-Adresse:  675 Anton Blvd., 2nd Floor , Costa Mesa, CA 92626, USA

Bank Swift Nummer:   BOFAUS3N (wenn Überweisung von außerhalb der USA)

2.3           The parties agree that there are no obligations of Meade KG towards the Seller or Meade Corp. resulting from purchase of products or goods (especially those bearing the trademarks Meade and Coronado) on the Transfer Date. All such obligations shall be paid by Meade KG up to the Transfer Date.

2.3           Die Parteien sind sich darüber einig, dass seitens der Meade KG gegenüber der Verkäuferin oder der Meade Corp. am Stichtag keine Verbindlichkeiten aus Wareneinkäufen von Produkten (insbesondere mit den Marken Meade oder Coronado) bestehen. Alle solche Verbindlichkeiten sind durch die Meade KG zum Stichtag auszugleichen.

2.4 The Parties assume that no value added tax (“VAT”) will become payable with respect to the sale and transfer of the Shares pursuant to this Agreement (Sec. 1 (1a) of the German VAT Act). To	2.4 Die Parteien gehen davon aus, dass der Verkauf und die Übertragung der Anteile nach diesem Vertrag nicht umsatzsteuerpflichtig ist (§ 1 Abs. (1a) UStG). Soweit Umsatzsteuer erhoben the extent that VAT is assessed, it shall become payable by Buyer in addition to the Purchase Price. Buyer may (to the extent possible and permissible) pay the VAT by assigning to Seller its VAT reimbursement claim, provided that Buyer signs and files any assignment notice required to be filed with the competent Tax Authority and such authority accepts agrees to such assignment. To the extent that the competent Tax Authority requests payment of the VAT in cash, Buyer shall, upon receipt of an invoice within the meaning of Sec. 14 German VAT Act stating the amount of VAT promptly pay the VAT to Seller or, upon Seller’s request, to the competent Tax Authority on behalf of Seller.

werden sollte, ist diese vom Käufer zusätzlich zum Kaufpreis zu entrichten. Soweit möglich kann der Käufer die Umsatzsteuer durch Abtretung seines entsprechenden Vorsteuererstattungsanspruchs an die Verkäuferin begleichen, soweit der Käufer die entsprechende Abtretung gegenüber der Finanzbehörde erklärt und diese der Abtretung zustimmt. Sollte die Finanzbehörde Zahlung verlangen, wird der Käufer nach Rechnungsstellung gemäß § 14 UStG unter Ausweis der Umsatzsteuer durch die Verkäuferin unverzüglich die Umsatzsteuer an die Verkäuferin oder, auf deren Verlangen, für diese an die Steuerbehörde zahlen.

3. Representations and Warranties of the Seller

3.1           In concluding this Agreement, the Buyer relies on the correctness of the representations and warranties made by the Seller hereinafter.  The Seller represents expressly and warrants in terms of Sec. 311 German Civil Code that the following representations and warranties with regard to Meade KG are complete and correct as of the Transfer Date. The parties agree that there is no guaranteed quality in terms of Sec. 444 German Civil Code by the Seller.

3. Gewährleistungen der Verkäuferin

3.1           Der Käufer vertraut beim Abschluss dieser Vereinbarung auf die Richtigkeit der nachfolgend durch die Verkäuferin abgegebenen Zusicherungen.  Die Verkäuferin sichert im Sinne eines selbständigen Garantieversprechens (§ 311 BGB)  zu, dass die folgenden Angaben in Bezug auf die Meade KG am Stichtag vollständig und richtig sind. Die Parteien sind sich darüber einig, dass eine Beschaffenheitsgarantie im Sinne von § 444 BGB von der Verkäuferin nicht übernommen wird.

3.2           The statements in the Preamble to this Agreement about Meade KG and the participations therein are complete and correct.  Meade KG is duly organized and validly existing under the laws of the Federal Republic of Germany.  The Shares are validly issued and fully paid.  To Seller’s Knowledge, the version of the Partnership Agreement of Meade KG according to the partners resolution dated July 16, 2008  is the current version, whereas a version of the Partnership Agreement containing all amendments does not exist.

3.2           Die in der Präambel dieser Vereinbarung über die Meade KG und ihre Beteiligungen daran gemachten Angaben sind vollständig und richtig.  Die Meade KG ist ordnungsgemäß errichtet und besteht rechtswirksam. Die Anteile an der Meade KG sind wirksam begründet und voll eingezahlt. Nach der Kenntnis der Verkäuferin entspricht der Gesellschaftsvertrag der Meade KG in der Fassung des Gesellschafterbeschlusses vom 16. Juli 2008 der aktuellen Fassung, wobei eine konsolidierte Fassung des Gesellschaftsvertrages mit allen Änderungen nicht vorliegt.

3.3           Seller is the owner and holder of all of the Shares, free and clear of all encumbrances, pledges or other third party rights.  Upon the transfer of the Shares to Buyer in accordance with this Agreement and payment therefor, Buyer will become the owner and holder of the Shares free and clear of all encumbrances.

3.3           Die Verkäuferin ist Inhaber und Eigentümer der Anteile, die frei von Belastungen, Pfandrechten oder sonstigen Rechten Dritter sind. Mit der Übertragung der Anteile auf den Käufer durch diesen Vertrag und die vertragsgemäße Zahlung, wird der Käufer Inhaber und Eigentümer der Anteile frei von allen Belastungen.

3.4 Seller has not taken any action to dissolve Meade KG.	3.4 Die Verkäuferin hat keinerlei Maßnahmen durchgeführt, um die Meade KG aufzulösen.

3.5           To the Seller’s Knowledge, the Seller has full power and authority to sell and transfer the Shares in accordance with the terms of this Agreement without the consent of any third party being required or such sale violating or triggering rights of any third party, except for such consents which have been obtained.

3.5           Nach Kenntnis der Verkäuferin ist die Verkäuferin berechtigt, die Anteile an der Meade KG nach dieser Vereinbarung ohne Zustimmung Dritter zu verkaufen und zu übertragen. Die Übertragung der Anteile von der Verkäuferin an den Käufer verletzt oder begründet keine Rechte Dritter, mit Ausnahme der Zustimmungen, die erteilt wurden.

Meade GmbH, as general partner of Meade KG, hereby approves to the sale and transfer of the Shares to the Buyer.	Die Meade GmbH als persönlich haftende Gesellschafterin der Meade KG stimmt dem Verkauf und der Übertragung der Anteile auf den Käufer hiermit zu.

3.6           If one or several of the representations and warranties made by the Seller in Sec. 3 are not correct or complete (“Breach”), Seller shall - upon request of the Buyer - remedy the Breach within a reasonable time period. Buyer shall be entitled to claim damages, provided, however, that this shall not restrict the right of the Seller to remedy the Breach according to sentence 1.

3.6           Sind eine oder mehrere der von der Verkäuferin in § 3 abgegebenen Zusicherungen unrichtig oder unvollständig, kann der Käufer von der Verkäuferin Herstellung des zugesicherten Zustandes innerhalb angemessener Frist verlangen. Der Käufer ist berechtigt, Schadensersatz zu verlangen, ohne dass dadurch das Recht der Verkäuferin, nach Satz 1 den zugesicherten Zustand herzustellen, beschränkt wird.

3.7           Except as expressly set forth in this Agreement, any further rights of Buyer with regard to the representations and warranties or other statements, in particular but not limited to any further representations under statutory law, any pre-contractual (Sec. 311 para. 2, 280 German Civil Code) or contractual claims under statutory law (§§ 280 — 282 German Civil Code), any claims with respect to rights regarding a challenge or rescission for lack of essential characteristics or claims for frustration of contract, shall be expressly excluded.

3.7           Über die in diesem Vertrag ausdrücklich geregelten Ansprüche und Rechte des Käufers hinausgehende Ansprüche und Rechte wegen Unrichtigkeit oder Unvollständigkeit der Zusicherungen oder sonstiger Erklärungen, insbesondere weitergehende gesetzliche Gewährleistungsansprüche, Ansprüche wegen Verletzung vorvertraglicher (§§ 311 Abs. 2 i.V.m. § 280 BGB) oder vertraglicher Pflichten (§§ 280, bis 282 BGB), Anfechtungs-/Rücktrittsrechte wegen Fehlens wesentlicher Eigenschaften und Ansprüche wegen Fehlens bzw. Wegfalls der Geschäftsgrundlage sind ausdrücklich ausgeschlossen.

                Except for the representations and warranties expressly made in this Agreement, Seller makes no explicit or implied representations, warranties or guarantees with respect to the Shares or Meade KG. Subject to the representations and indemnities expressly contained in this Agreement, Buyer agrees to accept the Shares and Meade KG in the condition as of the Transfer Date, based upon its own examination with respect thereto.

                Neben den ausdrücklich in dieser Vereinbarung enthaltenen Zusicherungen macht die Verkäuferin keine weiteren Zusicherungen mit Bezug auf die Anteile oder die Meade KG. Vorbehaltlich der in diesem Vertrag ausdrücklich geregelten Zusicherungen akzeptiert der Käufer die Anteile und die Meade KG in dem Zustand am Stichtag, wie er diesem aufgrund seiner eigenen Untersuchungen bekannt ist.

4.            Taxes

The Buyer bears and pays all taxes and public duties of Meade KG as well as the Corporation Tax of the Seller, as far as it relates to the Shares transferred under this Agreement and which relate to any period prior to the Transfer Date or any later period including the Transfer Date as requested by the tax authorities after the Transfer Date — the date of the receipt of the request being decisive. The Buyer receives all future reimbursements of taxes and public duties related to periods until the Transfer Date. The above is applicable unless otherwise provided in clause 4.2 of this Agreement.

4.            Steuern

                Der Käufer trägt und bezahlt alle Steuern und öffentlich-rechtlichen Abgaben der Meade KG sowie die Körperschaftsteuer der Verkäuferin sowohl für den Zeitraum bis zum Stichtag als auch für jeden späteren Zeitraum einschließlich des Stichtages, soweit sie auf den veräußerten Kommanditanteil entfallen und von den Steuerbehörden nach dem Stichtag angefordert werden - maßgeblich ist der Zeitpunkt des Zugangs der Anforderung. Der Käufer erhält alle zukünftigen Erstattungen für oben genannte Steuern und öffentlich-rechtlichen Abgaben für vergangene Zeiträume bis zum Stichtag. Dies gilt vorbehaltlich der Regelungen unter 4.2 dieser Vereinbarung.

                If Seller is assessed any taxes or audited therefor, Buyer and Meade KG shall, jointly and severally, reimburse the Seller for any Corporate Taxes and any costs and expenses (including attorneys’ fees) incurred by Seller in responding to or defending any claims, investigations or proceedings with respect to any assessment or audit of Corporate Taxes.

                Falls gegenüber der Verkäuferin aufgrund steuerlicher Veranlagungen oder Betriebsprüfungen Steuern festgesetzt werden, werden der Käufer und die Meade KG der Verkäuferin gesamtschuldnerisch alle Körperschaftssteuern sowie Kosten und Aufwendungen (incl. Anwaltsgebühren), die bei der Verkäuferin anfallen ersetzen, um erhobenen Ansprüchen, eingeleiteten Untersuchungen oder Verfahren aus Veranlagungen oder Betriebsprüfungen Folge zu leisten oder diese anzufechten.

4.1 Real Estate Transfer Tax	4.1 Grunderwerbsteuer

Seller and Buyer agree that due to the transfer of the Shares, the commercial real estate of Meade KG will be subject to a real estate transfer tax (“Real Estate Transfer Tax”). Buyer and Seller mutually agree that the Buyer bears the Real Estate Transfer Tax in full.

Verkäuferin und Käufer sind sich darüber einig, dass im Zuge der Anteilsübertragung Grunderwerbsteuer für den betrieblichen Grundbesitz der Meade KG anfällt. Die Grunderwerbsteuer trägt allein der Käufer.

4.2 Trade Tax and Corporation Tax out of Capital Gain	4.2 Gewerbesteuer und Körperschaftssteuer aus Veräußerungserträgen

Seller and Buyer agree that trade tax and Corporation Tax of the Seller of the business year in which the transfer of the Shares takes place (3/1/2008 — 2/28/2009) shall be paid by Seller to the extent of any capital gain resulting from the sale of the Shares under this Agreement.

Verkäuferin und Käufer sind sich darüber einig, dass die für das Geschäftsjahr der Anteilsübertragung (1.3.2008 — 28.2.2009) festzusetzende Körperschaftssteuer der Verkäuferin und Gewerbesteuer insoweit wirtschaftlich von der Verkäuferin zu tragen ist, als sie auf einen Veräußerungsgewinn der Verkäuferin aus der Anteilsveräußerung nach dieser Vereinbarung entfällt.

According to calculations made available to both Buyer and Seller, the transfer of the Shares according to this Agreement will lead to a capital loss. Insofar it is the understanding of all parties, that this transaction will not lead to additional Corporation Tax of the Seller as well as Trade Tax of Meade KG.

Nach den dem Käufer und der Verkäuferin vorliegenden Berechnungen wird sich aus der Transaktion ein Veräußerungsverlust ergeben. Insoweit gehen die Parteien davon aus, dass aus der Anteilsübertragung keine zusätzlich festzusetzende Körperschaftsteuer des Verkäufers und Gewerbesteuer der Meade KG entstehen wird.

4.3 Tax Audit	4.3 Betriebsprüfung

The Buyer is liable for all taxes and related assessments or charges of Meade KG which result from an external tax audit and relates to the period up to the Transfer Date and the period thereafter including the Transfer Date.  As discussed above, the Buyer and Meade KG shall, jointly and severally, reimburse the Seller for any such taxes and related assessments or charges levied against the Seller.

Der Käufer haftet für sämtliche Steuern und darauf entfallende Nebenleistungen der Meade KG, die aufgrund einer steuerlichen Außenprüfung für den Zeitraum bis zum Stichtag oder danach einschließlich des Stichtages festgesetzt werden. Wie oben beschrieben, werden der Käufer und die Meade KG gesamtschuldnerisch alle daraus resultierenden Steuern und steuerliche Nebenleistungen erstatten, welche gegen die Verkäuferin festgesetzt werden.

4.4 The period of limitations for all claims of the Buyer for breaches of the representations and warranties set forth in Sec. 3 of this Agreement will expire on December 31, 2010.	4.4 Die Verjährungsfrist für alle Gewährleistungsansprüche des Käufers gemäß Ziffer 3 dieser Vereinbarung endet am 31. Dezember 2010.

5. Distribution Agreement	5. Vertriebsvertrag

5.1 The parties hereby agree to an exclusive Distribution Agreement. This Distribution Agreement is attached to this notarial deed as Annex 2.	5.1 Die Parteien schließen hiermit einen ausschließlichen Vertriebsvertrag ab. Dieser ist dieser notariellen Urkunde als Anlage 2 beigefügt.

5.2           The parties agree to work together in a cooperative and constructive manner in the future and to assist each other.  If e.g. products are being “listed” with customers or resellers located in the Territory (as defined in the Distribution Agreement) in the name of the Seller, such product listings are being transferred to the Buyer, in order to secure and alleviate the future sale of the products. The same holds for special product allowances or certifications.

5.2           Die Parteien verpflichten sich, konstruktiv und kooperativ weiterzuarbeiten und einander zu unterstützen. Soweit beispielsweise bei Kunden oder Weiterverkäufern mit Sitz in den im Vertriebsvertrag festgelegten Gebiet die Produkte der Unternehmen auf den Namen der Verkäuferin gelistet sind, werden diese Listings auf den Käufer übertragen, um den weiteren Absatz zu erleichtern und sicherzustellen. Gleiches gilt beispielsweise auch für bestimmte Produkt-Zulassungen oder Zertifizierungen.

6. Non-Competition Agreement	6. Wettbewerbsverbot

                The Seller undertakes for a period up to 31 December 2011 not to invest directly or indirectly in any German or European reseller operation or business which is competitive with the business of Meade KG; provided that if the Distribution Agreement is terminated, Seller will be entitled to appoint other distributors in the Territory (as defined in the Distribution Agreement). This restriction does not apply to the purchase of shares in a stock company which are publicly traded on a stock exchange so long as the Seller does not acquire more than five percent of the issued stock.

                Die Verkäuferin wird bis zum 31. Dezember 2011 keine unmittelbaren oder mittelbaren Investitionen in einen deutschen oder europäischen Händler oder Verkäufer tätigen, der mit dem Geschäft der Meade KG konkurriert; die Verkäuferin ist allerdings berechtigt, bei Beendigung des Vertriebsvertrages andere Eigenhändler in dem Vertriebsgebiet (wie in dem Vertriebsvertrag definiert) zu bestellen. Von dieser Beschränkung ausgenommen ist der Kauf von Aktien an einer börsennotierten Aktiengesellschaft, sofern die Verkäuferin nicht mehr als 5% der ausgegebenen Aktien erwirbt.

7.            Trademarks

Seller hereby assigns and causes Meade Corp. to assign to Buyer all of their right, title and interest in and to all intellectual property related to or containing the Bresser trademarks and related trademarks and all domain names used worldwide (see Annexes 3 and 4 to this notarial deed). If necessary, the parties will sign separate assignment forms or deeds.

7.            Marken

Die Verkäuferin überträgt hiermit weltweit und veranlasst Meade Corp. sämtliche Marken und anderen Kennzeichen betreffend “Bresser” an den Käufer zu übertragen (gemäß Anlagen 3 und 4 zu dieser notariellen Urkunde). Dies gilt auch für Marken und Kennzeichen, die das Kennzeichen enthalten sowie sämtliche Domains weltweit. Soweit dies erforderlich ist, werden hierüber gesonderte Abtretungsformulare unterzeichnet.

8.            Confidentiality

The Seller and the Buyer undertake to keep strictly secret all matters and in particular all business and all trade secrets of Meade KG known to them.  The parties will only use such matters or secrets for the purposes of this Agreement and Meade KG’s business operations.  The parties may inform authorities to the extent they are legally bound to give the information.

8.            Vertraulichkeit

Die Verkäuferin und der Käufer halten alle Angelegenheiten und insbesondere Geschäfts- und Betriebsgeheimnisse der Meade KG, die ihnen bekannt werden, geheim.  Die Vertragspartner werden diese Angelegenheiten und Geschäftsgeheimnisse nur für Zwecke dieser Vereinbarung und den Geschäftsbetrieb der Meade KG nutzen.  Die Vertragspartner können Behörden in dem Umfang, in dem sie gesetzlich dazu verpflichtet sind, informieren.

The Seller undertakes for a period up to 31. December 2011 not to cause or influence any worker, employee, agent or adviser (including lawyers, certified public accountants and tax advisers) now employed or retained by Meade KG to work in any way whatsoever for a competitor of Meade KG or to cause termination of an existing relationship with Meade KG.

Die Verkäuferin wird für den Zeitraum bis zum 31. Dezember 2011 keinen Arbeiter, Angestellten, Agenten oder Berater (einschließlich Anwälte, Wirtschaftsprüfer und Steuerberater), die bei der Meade KG angestellt oder tätig sind, in irgendeiner Weise beeinflussen, für einen Konkurrenten der Meade KG tätig zu werden oder die bestehenden Rechtsbeziehungen mit der Meade KG zu beenden.

9. Miscellaneous	9. Verschiedenes

9.1 This Agreement is construed under material German Laws, especially the German Civil Code (BGB) and the German Commercial Code (HGB).	9.1 Der Vertrag unterliegt deutschem materiellem Recht, insbesondere dem HGB und dem BGB.

9.2 Place of jurisdiction is Rhede.	9.2 Gerichtsstand ist Rhede.

9.3           If a provision of this Agreement is invalid or does not contain a necessary provision, the other provisions of this Agreement will remain valid.  Instead of an invalid provision or a missing necessary provision, a legally valid arrangement which corresponds as closely as possible to the intent of the parties or their presumed intent will be deemed to have been agreed upon.

9.3           Im Falle der Unwirksamkeit einer Bestimmung dieser Vereinbarung oder des Fehlens einer Bestimmung bleiben die anderen Bestimmungen in Kraft. Anstatt der unwirksamen oder fehlenden Bestimmung werden die Vertragspartner eine der unwirksamen bzw. fehlenden Bestimmung möglichst nahe kommende Ersatzregelung treffen.

9.4           Neither party will issue any press release or public announcements with respect to the transaction contemplated in this Agreement without the prior written consent of the other party. However, Seller may make any such disclosure that is determined in the opinion of legal counsel to be required by any United States securities laws or other applicable laws.

9.4           Keine Partei wird Presseerklärungen oder eine öffentliche Verlautbarungen in Bezug auf die in dieser Vereinbarung beschriebenen Transaktionen ohne schriftliche vorherige Genehmigung der anderen Partei abgeben. Die Verkäuferin darf allerdings solche Verlautbarungen abgeben, die nach den US-Börsenbestimmungen oder anderen Gesetzen entsprechend anwaltlicher Beratung erforderlich sind.

9.5           The German text of this Purchase Agreement for Shares of a German Limited Partnership (Kommanditgesellschaft) prevails. The English text of this Purchase Agreement for Shares of a German Limited Partnership (Kommanditgesellschaft) is not part of this notarial deed, but a non-binding convenience translation.

9.5           Der deutsche Text dieses Kaufvertrages über KG-Anteile hat Vorrang. Der englische Text dieses Kaufvertrages über KG-Anteile ist nicht Bestandteil dieser notariellen Urkunde, sondern nur eine unverbindliche Übersetzung.

9.6 Meade KG owns real estate in the form of a hereditary building right. The parties will — if necessary - create a notarially certified copy of this Agreement and present this to the land registry.	9.6 Die Meade KG hat Grundbesitz in der Form eines Erbbaurechts. Die Parteien werden — falls nötig - eine notariell beglaubigte Fassung des Vertrages errichten und diese dem Grundbuchamt vorlegen.

9.7           This Agreement and the written documents executed pursuant to this Agreement set forth the entire understanding and agreement of the parties hereto with respect to the transactions contemplated herein and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.  No modification or amendment of or supplement to this Agreement shall be valid or effective unless the same is in writing, provided that notarization is not required.

9.7           Diese Vereinbarung und ihre Anlagen stellen die gesamte Vereinbarung zwischen den Parteien bezüglich des Verkauf der Anteile dar und werden nicht durch frühere, gleichzeitige oder spätere anders lautende mündliche Äußerungen abgeändert. Änderungen dieses Vertrages sind nur wirksam, wenn sie schriftlich erfolgen, wenn nicht notarielle Beurkundung erforderlich ist.

9.8           The Buyer and its CEO Helmut Ebbert represent and warrant to Meade Corp. and the Seller that during the period beginning November 1, 2008 and ending December 16, 2008 they did not take, and did not authorize or permit any of Meade KG’s employees, officers, affiliates, representatives or agents to take, directly or indirectly, any action to initiate, facilitate, respond to, solicit, negotiate, encourage , accept or otherwise pursue any offer or inquiry from any person or entity regarding the sale of Meade KG (whether by merger, reorganization, recapitalization, consolidation, or other business combination or disposition or sale of assets); and Helmut Ebbert did not disclose the existence of the proposal by Bushnell, Inc. or one of its affiliates to purchase Meade KG or the terms thereof, except to Meade KG’s officers, employees and agents, Meade KG’s lenders and their representatives and the owners of the real estate during the above period.

9.8           Der Käufer und ihr Geschäftsführer Helmut Ebbert persönlich erklären und gewährleisten gegenüber der Verkäuferin und Meade Corp., dass in der Zeit zwischen 1. November 2008 und 16.12. 2008 sie keinerlei Maßnahmen angeordnet oder getroffen haben oder Arbeitnehmern oder Vertretern oder Organen gestattet haben, direkt oder indirekt Maßnahmen zu initiieren, zu ermöglichen, darauf zu antworten, herauszufordern, zu verhandeln, dazu anzuregen, zu akzeptieren oder irgendeiner anderen Weise zu verfolgen betreffend irgendein Angebot oder eine Nachfrage von einer 3. Person oder Einheit über den Verkauf der Meade KG (gleich ob durch Verschmelzung, Reorganisation, Kapitalerhöhung, Konsolidierung oder andere Geschäftskombination oder Erwerb von Vermögensgegenständen). Darüber hinaus erklärt und gewährleistet Helmut Ebbert, dass er das Angebot und die Bedingungen der Bushnell, Inc. oder eines mit dieser verbundenen Unternehmens betreffend den Kauf der Meade KG nicht offen gelegt hat, außer gegenüber Organmitgliedern, Mitarbeitern oder Vertretern der Meade KG sowie deren Kreditgebern und deren Vertretern und den Grundstückseigentümern.

9.9 Seller shall bear the costs for notarization and registration of the sale and transfer of the Shares with the Commercial Register.	9.9 Die Kosten für die Beurkundung und Anmeldung der Veräußerung und Übertragung der Anteile zum Handelsregister trägt die Verkäuferin.